UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2018

Evolution Petroleum Corporation
(Exact name of registrant as specified in its charter)

001-32942
(Commission File Number)

Nevada	41-1781991
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1155 Dairy Ashford Road, Suite 425, Houston, Texas 77079
(Address of Principal Executive Offices)

(713) 935-0122
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
     If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 15, 2018, Evolution Petroleum Corporation (the "Company") announced the signing of a Purchase and Sale Agreement ("PSA") to acquire certain oil and gas assets from an affiliate of Enduro Resource Partners LLC ("Enduro") for a purchase price of $27.5 million, subject to normal closing adjustments and the outcome of the seller’s Chapter 11 process.
Details of the Transaction
The total purchase price of the transaction is $27,500,000, subject to customary closing adjustments. The oil and gas properties ("Properties") subject to the PSA comprise all of the properties underlying the Enduro Royalty Trust ("Trust") and include the working interests owned by Enduro, reduced by an 80% net profits interest ("NPI") that was conveyed to the Trust in 2011. The NPI is substantially equivalent to an 80% working interest in the properties, except that the Trust is not subject to any losses or development costs in excess of aggregate monthly cash flows. Any such losses or development costs can, however, be recouped by the Trust’s sponsor (into whose role the Company would step, as described below) from subsequent cash flows. The Trust, through the NPI, receives its 80% proportionate share of all revenues, net of production taxes, and bears its 80% share of direct operating expenses and development costs. Approximately 85% of the estimated equivalent reserves are operated by major oil and gas companies or large independents.
The PSA also conveys to Evolution the trust units owned by Enduro. In connection with the transaction, Evolution would take responsibility for the current duties of Enduro related to the Trust, including the preparation of financial information and reports in accordance with generally accepted accounting principles ("GAAP") for inclusion in the SEC filings of the Trust.
The transaction represents an offer under Section 363 of the U.S. Bankruptcy Code in connection with the Chapter 11 filing of Enduro and certain of its affiliates (but excluding the Trust). Such offers are commonly referred to as “stalking horse” bids and are subject to higher bids, in accordance with the bidding procedures approved by the Bankruptcy Court. Accordingly, the Company cannot be certain that it will complete this transaction. The PSA provides Evolution with certain important protections in this process, including a break-up fee plus expense reimbursement totaling $1,100,000 if Enduro accepts a higher bid for the Properties. The Company may also submit a higher bid should it choose to. The Section 363 sale process is expected to be concluded by mid-July 2018. Given the competitive nature of the Section 363 process, the Company will defer the public disclosure of some of the financial information and analysis that it would customarily provide relating to valuation and metrics of the transaction.
Transaction Funding and Capital Available
The Company intends to fund the closing of this transaction, if completed, primarily with cash on hand, and if necessary, borrowing under its credit agreement. The Company currently has no debt outstanding and $40 million of undrawn borrowing base availability under its credit agreement. The current availability is based solely on existing assets without regard to any potential increase in the borrowing base. Accordingly, with these undrawn resources, the Company intends to continue to evaluate asset acquisition opportunities.
Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 15, 2018, the Company announced that its President and Chief Executive Officer, Randy Keys, age 59, has elected to retire effective May 31, 2018. Robert Herlin, Chairman of the Board and past CEO, will move to the position of Executive Chairman and will serve as interim CEO. The board has begun a search for a new president. Mr. Keys has agreed to be available as needed for consulting through the end of the year.
  Item 7.01 Regulation FD Disclosure.
On May 15, 2018, the Company issued a press release announcing the signing of a Purchase and Sale Agreement to acquire certain oil and gas assets from an affiliate of Enduro Resource Partners LLC. The press release is furnished herewith as Exhibit 99.1.
Also on May 15, 2018, the Company issued a press release announcing that its President and Chief Executive Officer, Randy Keys, age 59, has elected to retire effective May 31, 2018. Robert Herlin, Chairman of the Board and past CEO, will move to the position of Executive Chairman and will serve as interim CEO. This press release is furnished herewith as Exhibit 99.2.
The information furnished pursuant to this Item 7.01, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

99.1	Evolution Petroleum Corporation News Release regarding an Intended Acquisition, dated May 15, 2018
99.2	Evolution Petroleum Corporation News Release regarding a Management Change, dated May 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Petroleum Corporation (Registrant)

Dated: May 17, 2018	By:	/s/ David Joe
	Name:	David Joe
	Title:	Senior Vice President and Chief Financial Officer

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